Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-202442 and 333-228957) and Registration Statements on Form S-3 (No. 333-169826 and 333-182428) of The Andersons, Inc. of our report dated February 27, 2017 relating to the consolidated financial statements of Lansing Trade Group, LLC and Subsidiaries appearing in this Form 10-K.

/s/ Crowe LLP

Indianapolis, Indiana
February 27, 2019